*090201*

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

| Filed in the office of | Document Number 20110507943-92 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 07/11/2011 10:16 AM |
| | Entity Number E0814002005-3 |

# Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
**(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)**

1. Name of corporation:
SMART HOLDINGS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)
Article 3. is amended to read:

Authorized Common Stock: 2,000,000,000 shares, par value $.0001
Authorized Preferred Stock: 30,000 shares, par value $.0001. the Board of Directors of the Corporation is authorized to designate separate Series of Preferred shares and to fix the dividend rights, dividend rate, voting rights, conversion righs, rights and terms of redemption and liquidation preferences of any wholly uniissued seried of preferred stock and the number of shares constituting any Series.
The Board of Directors hereby designates 20,000 shares of Preferred Stock as "Series A" and has assigned the rights and privileges setforth on the Certificate of Designation attached hereto and incorporated herein by reference.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.38%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*